EXHIBIT 99.1

FOR IMMEDIATE RELEASE


Wegener Corporation Reports Profit for Second Quarter of Fiscal 2005

(March 30, 2005) - DULUTH, Georgia - Wegener Corporation (Nasdaq: WGNR) a leading provider of television, audio and data distribution networks worldwide, today announced financial results for the second quarter ended March 4, 2005.

Second quarter revenues were $6.3 million with net earnings of $128,000 or $0.01 per share. Revenues for the second quarter of fiscal 2004 were $4.7 million, with a net loss of $655,000, or $(0.05) per share. Wegener Corporation's eighteen month backlog on March 4, 2005 was $13.1 million. Total backlog at quarter-end was $28.4 million.

Revenues for the first six months of fiscal 2005 were $12.7 million, with net earnings of $240,000 or $0.02 per share compared to revenues of $9.5 million and a net loss of $1.1 million or $(0.09) per share for the first six months of fiscal 2004.

"Our focus on revenue growth has produced results, both for our second quarter and first half of fiscal 2005," stated Ned Mountain, President and COO of WEGENER. "Our operating results for the second quarter were better than earlier predictions due to additional shippable orders that we received. This continued improvement in our results is exciting, and while significant bookings are required for the remainder of this fiscal year, we are still positioned to substantially increase revenues over last year and maintain profitability for the fiscal year."

WEGENER recently announced an order worth over $1 million for their iPump Solution to convert a broadcast television network to digital store-forward technology. "We are seeing real traction in our business, specifically with the iPump Media Server, and we sincerely believe we are on the right track for continued success," stated Robert Placek, WEGENER CEO. "This recent order demonstrates the wide markets that our iPump Solution can serve, from private networks to broadcast television." The order was booked in WEGENER's second quarter with revenue spread over the second and third quarters of fiscal 2005.

"We are continuing development of products, such as our iPump 615 Media Decoder, SMD 515 Streaming Media Settop and the Nielsen NAVE IIC Encoder," continued Mr. Placek. "We anticipate that these products will contribute to increased Wegener Corporation revenues and profitability for fiscal 2005 and beyond."


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ABOUT WEGENER

WEGENER (Wegener Communications, Inc.), a wholly-owned subsidiary of Wegener Corporation (Nasdaq: WGNR), is an international provider of digital solutions for IP data, video and audio networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music and financial information distribution. COMPEL, WEGENER's patented network control system provides networks with unparalleled ability to regionalize programming and commercials. COMPEL network control capability is integrated into WEGENER digital satellite receivers. WEGENER can be reached at +1.770.814.4000 or on the World Wide Web at www.wegener.com.

COMPEL, MEDIAPLAN, ENVOY, UNITY, and iPUMP are trademarks of WEGENER Communications, Inc. All Rights Reserved.


This news release may contain forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements are subject to the safe harbors created thereby. Forward-looking statements may be identified by words such as "believes," "expects," "projects," "plans," "anticipates," and similar expressions, and include, for example, statements relating to expectations regarding future sales, income and cash flows. Forward-looking statements are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties including, but not limited to: customer acceptance and effectiveness of recently introduced products, development of additional business for the Company's digital video and audio transmission product lines, effectiveness of the sales organization, the successful development and introduction of new products in the future, delays in the conversion by private and broadcast networks to next generation digital broadcast equipment, acceptance by various networks of standards for digital broadcasting, general market conditions which may not improve during fiscal year 2005 and beyond, and success of the Company's research and development efforts aimed at developing new products. Discussion of these and other risks and uncertainties are provided in detail in the Company's periodic filings with the SEC, including the Company's most recent Form 10-K. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results. Forward-looking statements speak only as of the date the statement was made. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.


----------------------------------
CONTACT:
C. Troy Woodbury, Jr.
Treasurer and Chief Financial Officer
Wegener Corporation
(770) 814-4000

FAX (770) 623-9648
info@wegener.com


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
                                             WEGENER CORPORATION AND SUBSIDIARIES

                                                   Summarized Operations Data
                                              (in $000's except per share amounts)
                                                          (Unaudited)


                                                  Three Months Ended                          Six Months Ended

                                                March 4,          February 27,           March 4,           February 27,
                                                  2005                2004                 2005                 2004
                                             ---------------     ----------------     ----------------     ----------------

Revenue                                       $       6,337        $       4,713       $       12,743       $      $ 9,463
                                             ===============      ===============     ================     ===============

Earnings (loss) before
income taxes                                            200                 (869)                 374               (1,571)

Income tax expense
(benefit)                                                72                 (214)                 134                 (467)
                                             --------------       --------------     ----------------      ---------------

Net earnings (loss)                           $         128        $        (655)     $           240       $       (1,104)
                                             ==============       ==============     ================      ===============

Net earnings (loss) per share
     Basic                                    $        0.01        $       (0.05)     $          0.02       $        (0.09)
     Diluted                                  $        0.01        $       (0.05)     $          0.02       $        (0.09)
                                             ==============       ==============     ================      ===============

Shares used in per share calculation
     Basic                                           12,560               12,417               12,548               12,407
     Diluted                                         12,887               12,417               12,806               12,407
                                             ===============    ================     ================      ===============



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
                                                WEGENER CORPORATION AND SUBSIDIARIES
                                                     CONSOLIDATED BALANCE SHEETS
                                                    (in $000's except share data)


                                                                                     March 4                    September 3,
                                                                                      2005                          2004
----------------------------------------------------------------------------------------------------------------------------
Assets                                                                             (Unaudited)

Current assets
  Cash and cash equivalents                                                           $ 1,071                       $ 1,521
  Accounts receivable                                                                   4,800                         2,480
  Inventories                                                                           3,378                         3,840
  Deferred income taxes                                                                 2,111                         2,199
  Other                                                                                   148                           283
----------------------------------------------------------------------------------------------------------------------------

              Total current assets                                                     11,508                        10,323

Property and equipment, net                                                             2,659                         2,699
Capitalized software costs, net                                                         1,723                         1,668
Deferred income taxes                                                                   1,924                         1,970
Other assets                                                                              814                           836
----------------------------------------------------------------------------------------------------------------------------

                                                                                     $ 18,628                      $ 17,496
============================================================================================================================
Liabilities and Shareholder's Equity

Current liabilities
  Accounts payable                                                                    $ 2,233                       $ 1,294
  Accrued expenses                                                                      1,969                         1,719
  Customer deposits                                                                       594                           960
----------------------------------------------------------------------------------------------------------------------------

              Total current liabilities                                                 4,796                         3,973



Shareholders' equity
    Common stock, $.01 par value; 20,000,000 shares
        authorized; 12,574,051 and 12,526,051 shares
        respectively, issued and outstanding                                              126                           125
    Additional paid-in capital                                                         19,888                        19,820
    Deficit                                                                            (6,182)                       (6,422)


----------------------------------------------------------------------------------------------------------------------------
         Total shareholders' equity                                                    13,832                        13,523
----------------------------------------------------------------------------------------------------------------------------
                                                                                     $ 18,628                      $ 17,496
============================================================================================================================
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